Exhibit 99.2

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Tender Offer for 6 5/8% Senior Subordinated Notes Due 2015

Baton Rouge, LA — January 26, 2012 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announced today that its wholly owned subsidiary, Lamar Media Corp., has commenced a tender offer to purchase, for cash, up to an aggregate of $500.0 million principal amount of its outstanding 6 5/8% Senior Subordinated Notes due 2015, 6 5/8% Senior Subordinated Notes due 2015—Series B and 6 5/8% Senior Subordinated Notes due 2015—Series C (collectively, the “6 5/8% Notes”). There is currently $843.1 million in aggregate principal amount of the 6 5/8% Notes outstanding. The tender offer is being made pursuant to an Offer to Purchase and a related Letter of Transmittal, each dated as of January 26, 2012. The tender offer is subject to customary conditions, including a financing condition. The principal amount of 6 5/8% Notes purchased in the tender offer is currently capped at $500.0 million and, in the event that the principal amount of 6 5/8% Notes validly tendered in the tender offer exceeds $500.0 million, tendered notes shall be purchased on a pro rata basis (including in connection with early settlements), as set forth in the Offer to Purchase.

Subject to the terms and conditions in the Offer to Purchase, Lamar Media is offering to purchase the 6 5/8% Notes at a price of $1,005.83 per $1,000.00 principal amount of notes tendered. Subject to satisfaction of the financing and other conditions, Holders who validly tender their notes before midnight, New York City time, at the end of February 8, 2012 (the “early tender time”) will also receive an early tender payment of $20.00 per $1,000.00 principal amount of the notes tendered. Lamar Media will not pay the early tender payment to holders who tender notes after the early tender time.

The tender offer will expire at midnight, New York City time, on February 24, 2012 (the “expiration time”), unless extended or earlier terminated. Holders who validly tender their notes and whose notes are accepted for payment will receive accrued and unpaid interest from the last interest payment date to, but excluding, the applicable settlement date. The early settlement date for notes validly tendered before the early tender time will be the date following the early tender time. The final settlement date will be the first business day following the expiration time.

The purpose of the tender offer is to retire the debt associated with the 6 5/8% Notes. In accordance with the terms of the tender offer, Lamar Media will fund purchases pursuant to the tender offer from the proceeds of a private offering of approximately $400 million principal amount of proposed new debt securities, together with approximately $139.2 million of borrowings under the revolving portion of Lamar Media’s senior credit facility. In addition, Lamar Media is currently in the process of requesting a new $100.0 million term loan A facility under its existing senior credit facility, and Lamar Media presently expects that if it obtains the $100.0 million term loan A facility, it may amend the tender offer to increase the amount of 6 5/8% Notes it is seeking to purchase in the tender offer by $100.0 million.

The dealer manager for the tender offer is J.P. Morgan Securities LLC. Global Bondholder Services Corporation is acting as depositary and information agent in connection with the tender offer. Any questions regarding procedures for tendering notes or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and any related documents, which are available for free and which describe the tender offer in greater detail, should be directed to Global Bondholder Services Corporation, whose address and telephone number are as follows:

Global Bondholder Services Corporation

65 Broadway, Suite 404

New York, New York 10006

Holders call toll-free: (866) 873-5600

Banks and Brokers call: (212) 430-3774

Fax: (212) 430-3775

None of Lamar Media, the dealer manager, the information agent or the depositary or their respective affiliates is making any recommendation as to whether holders should tender all or any portion of their notes in the tender offer.

About Lamar Media

Lamar Media is one of the largest outdoor advertising companies in the United States based on number of displays and has operated under the Lamar name since 1902. Lamar Media sells advertising on billboards, buses, shelters and logo signs. As of September 30, 2011, Lamar Media owned and operated approximately 144,000 billboard advertising displays in 44 states, Canada and Puerto Rico, over 110,000 logo advertising displays in 21 states and the province of Ontario, Canada, and operated over 29,000 transit advertising displays in 16 states, Canada and Puerto Rico. Lamar Media offers its customers a fully integrated service, satisfying all aspects of their billboard display requirements from ad copy production to placement and maintenance. Lamar Media’s corporate headquarters is located in Baton Rouge, Louisiana.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements concerning Lamar Media’s expectations regarding the completion of its private offering of new debt securities, the completion of a $100 million term loan A facility under its existing senior credit facility and the use of proceeds from such facility, the sources of capital used to fund purchases pursuant to the tender offer, and the terms and completion of its tender offer. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for senior debt, corporate debt and debt securities generally and for the securities of advertising companies and for Lamar Media in particular. There can be no assurance that the tender offer will be completed or that it will not be amended or withdrawn.

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This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities, nor a solicitation for acceptance of the tender offer for the 6 5/8% Notes. The tender offer is only being made pursuant to the terms of the Offer to Purchase and the Letter of Transmittal. Holders of the 6 5/8% Notes should read these materials because they contain important information. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Contact:

Lamar Media Corp.

Keith Istre

Chief Financial Officer

(225) 926-1000

KI@lamar.com